Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to the First National Community Bancorp, Inc. 2007 Dividend Reinvestment And Stock Purchase Plan of our report dated March 14, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in First National Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ DEMETRIUS & COMPANY, L.L.C.
Wayne, New Jersey
July 30, 2007